Exhibit 99.1

2858 De La Cruz Boulevard, Santa Clara CA 95050 USA

+1.408.280.7900                                             www.pdf.com

News Release

Company Contacts:
Adnan Raza	Sonia Segovia
Chief Financial Officer	Investor Relations
Tel: (408) 516-0237	Tel: (408) 938-6491
Email: adnan.raza@pdf.com	Email: sonia.segovia@pdf.com

PDF Solutions® Reports Second Quarter 2022 Results

Business & Other Highlights

●	Record total revenues of $34.7 million, up 26% over last year’s comparable quarter
●	Analytics revenue of $31.1 million, up 59% over last year’s comparable quarter
●	Analytics revenue accounted for 90% of total revenues
●	Backlog of $184.4 million as of June 30, 2022, up 33% compared to backlog as of June 30, 2021
●	GAAP Gross Margin of 65% for the second quarter of 2022
●	Non-GAAP Gross Margin of 69% for the second quarter of 2022
●	Operating activities provided $3.6 million in cash during the second quarter of 2022
●	Completed share repurchase of $16.7 million during the second quarter of 2022, totaling $22.5 million of share repurchase for the first half of 2022
●	Cash, cash equivalents, and short-term investments of $117.2 million as of June 30, 2022
●	Expect full year 2022 total revenues to grow approximately 25% on a year-over-year basis

Santa Clara, CA, August 11, 2022, – PDF Solutions, Inc. (Nasdaq: PDFS), a leading provider of unified data and cloud analytics for the semiconductor ecosystem, today announced financial results for its second quarter ended June 30, 2022.

Highlights of Second Quarter 2022 Financial Results

Total revenues for the second quarter of 2022 were $34.7 million, compared to $33.5 million for the first quarter of 2022 and $27.4 million for the second quarter of 2021. Analytics revenue for the second quarter of 2022 was $31.1 million, compared to $30.4 million for the first quarter of 2022 and $19.6 million for the second quarter of 2021. Integrated Yield Ramp revenue for the second quarter of 2022 was $3.6 million, compared to $3.1 million for the first quarter of 2022 and $7.8 million for the second quarter of 2021.

GAAP gross margin for the second quarter of 2022 was 65%, compared to 66% for the first quarter of 2022 and 61% for the second quarter of 2021.

Non-GAAP gross margin for the second quarter of 2022 was 69%, compared to 69% for the first quarter of 2022 and 65% for the second quarter of 2021.

On a GAAP basis, net loss for the second quarter of 2022 was $1.1 million, or ($0.03) per basic and diluted share, compared to a net loss of $4.2 million, or ($0.11) per basic and diluted share, for the first quarter of 2022, and net loss of $4.5 million, or ($0.12) per basic and diluted share, for the second quarter of 2021.

PDF Solutions® Reports Second Quarter 2022 Results

Non-GAAP net income for the second quarter of 2022 was $4.3 million, or $0.11 per diluted share, compared to a non-GAAP net income of $3.7 million, or $0.09 per diluted share, for the first quarter of 2022, and non-GAAP net loss of $0.3 million, or ($0.01) per diluted share, for the second quarter of 2021.

Cash, cash equivalents and short-term investments at June 30, 2022, were $117.2 million, compared to $140.2 million at December 31, 2021, a decrease of $23.0 million, primarily due to the $22.5 million of share repurchases during the first half of 2022. Cash provided by operating activities was $3.6 million for the second quarter of 2022.

Conference Call

As previously announced, PDF Solutions will discuss these results on a live conference call beginning at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time today. The call will be simultaneously webcast on PDF Solutions’ website at http://ir.pdf.com/webcasts. A replay of the webcast will be available at the same website address beginning approximately two hours after completion of the live call. A copy of this press release, including the disclosure and reconciliation of certain non-GAAP financial measures to the comparable GAAP measures, which non-GAAP measures may be used periodically by PDF Solutions’ management when discussing financial results with investors and analysts, will also be available on PDF Solutions’ website at http://www.pdf.com/press-releases following the date of this release.

Second Quarter 2022 Financial Commentary Available Online

A Management Report reviewing the Company’s second quarter 2022 financial results will be furnished to the Securities and Exchange Commission on Form 8-K and published on the Company’s website at http://ir.pdf.com/financial-reports. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

PDF Solutions® Reports Second Quarter 2022 Results

Information Regarding Use of Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), PDF Solutions also provides certain non-GAAP financial measures. Non-GAAP gross margin excludes stock-based compensation expense and the amortization of acquired technology. Non-GAAP net income (loss) excludes the effects of certain non-recurring items (including expenses related to an arbitration proceeding for a disputed contract with a customer), stock-based compensation expense, amortization of acquired technology and other acquired intangible assets, and their related income tax effects, as applicable, as well as adjustments for the valuation allowance for deferred tax assets. These non-GAAP financial measures are used by management internally to measure the Company’s profitability and performance. PDF Solutions’ management believes that these non-GAAP measures provide useful supplemental information to investors regarding the Company’s ongoing operations in light of the fact that none of these categories of expense has a current effect on the future uses of cash (with the exception of expenses related to an arbitration proceeding for a disputed contract with a customer) nor do they impact the generation of current or future revenues. These non-GAAP results should not be considered an alternative to, or a substitute for, GAAP financial information, and may differ from similarly titled non-GAAP measures used by other companies. In particular, these non-GAAP financial measures are not a substitute for GAAP measures of income or loss as a measure of performance, or to cash flows from operating, investing and financing activities as a measure of liquidity. Since management uses these non-GAAP financial measures internally to measure profitability and performance, PDF Solutions has included these non-GAAP measures to give investors an opportunity to see the Company’s financial results as viewed by management. A reconciliation of the comparable GAAP financial measures to the non-GAAP financial measures is provided at the end of the Company’s financial statements presented below.

Forward-Looking Statements

The press release and the planned conference call include forward-looking statements regarding the Company’s future expected business performance and financial results, including expectations about total revenues for full year 2022, that are subject to future events and circumstances. Actual results could differ materially from those expressed in these forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with: continued adoption of the Company’s solutions by new and existing customers; project milestones or delays and performance criteria achieved; cost and schedule of new product development; the impact of inflation; the provision of technology and services prior to the execution of a final contract; the continuing impact of the coronavirus (COVID-19) on the semiconductor industry and on the Company’s operations or supply and demand for the Company’s products; the time required of the Company’s executive management for, and the expenses related to, as well as the success of the Company’s strategic growth opportunities and partnerships, including its partnership with Advantest Corporation; our ability to successfully integrate the acquired businesses and technologies; whether we can successfully convert our backlog into revenue; customers’ production volumes under contracts that provide Gainshare royalties; and other risks set forth in PDF Solutions’ periodic public filings with the Securities and Exchange Commission, including, without limitation, its Annual Reports on Form 10-K, most recently filed for the year ended December 31, 2021, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and amendments to such reports. The forward-looking statements made in the conference call are made as of the date hereof, and PDF Solutions does not assume any obligation to update such statements nor the reasons why actual results could differ materially from those projected in such statements.

About PDF Solutions

PDF Solutions (NASDAQ: PDFS) provides comprehensive cloud analytics platforms designed to empower engineers and organizations across the semiconductor ecosystem to increase the yield and quality of their products, and enhance operational efficiency for increased profitability. The company’s products and services are used by Fortune 500 companies across the semiconductor ecosystem to impact business outcomes and achieve smart manufacturing goals by connecting and controlling equipment, collecting data during manufacturing and test operations, and performing advanced analytics and machine learning to drive profitable, high-volume manufacturing.

Founded in 1991, PDF Solutions is headquartered in Santa Clara, California, with operations across North America, Europe, and Asia. The Company (directly or through one or more subsidiaries) is an active member of SEMI, INEMI, TPCA, IPC, the OPC Foundation, and DMDII. For the latest news and information about PDF Solutions, visit https://www.pdf.com.

PDF Solutions and the PDF Solutions logo are trademarks or registered trademarks of PDF Solutions, Inc. or its subsidiaries. All other trademarks cited in this document are the property of their respective owners.

PDF Solutions® Reports Second Quarter 2022 Results

PDF SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)

	June 30,	December 31,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$81,343	$27,684
Short-term investments	35,907	112,542
Accounts receivable, net	36,117	40,087
Prepaid expenses and other current assets	10,408	8,194
Total current assets	163,775	188,507
Property and equipment, net	38,390	35,295
Operating lease right-of-use assets, net	5,240	5,408
Goodwill	14,123	14,123
Intangible assets, net	19,505	21,239
Deferred tax assets, net	46	75
Other non-current assets	8,088	9,121
Total assets	$249,167	$273,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,382	$5,554
Accrued compensation and related benefits	10,634	9,495
Accrued and other current liabilities	6,237	3,328
Operating lease liabilities ‒ current portion	1,493	1,758
Deferred revenues ‒ current portion	19,568	23,691
Billings in excess of recognized revenues	480	—
Total current liabilities	41,794	43,826
Long-term income taxes payable	2,475	2,656
Non-current operating lease liabilities	5,275	5,258
Non-current portion of deferred revenues	1,748	2,443
Total liabilities	51,292	54,183

Stockholders’ equity:
Common stock and additional paid-in-capital	434,790	423,075
Treasury stock at cost	(131,365)	(104,705)
Accumulated deficit	(103,018)	(97,721)
Accumulated other comprehensive loss	(2,532)	(1,064)
Total stockholders’ equity	197,875	219,585
Total liabilities and stockholders’ equity	$249,167	$273,768

PDF Solutions® Reports Second Quarter 2022 Results

PDF SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021

Revenues:
Analytics	$31,117	$30,426	$19,578	$61,543	$38,971
Integrated yield ramp	3,551	3,072	7,841	6,623	12,648
Total revenues	34,668	33,498	27,419	68,166	51,619

Costs and Expenses:
Costs of revenues	12,042	11,529	10,785	23,571	21,448
Research and development	13,374	14,089	11,064	27,463	21,905
Selling, general and administrative	9,770	10,839	9,410	20,609	18,874
Amortization of acquired intangible assets	314	314	313	628	627
Interest and other expense (income), net	(991)	(310)	243	(1,301)	(198)
Income (loss) before income taxes	159	(2,963)	(4,396)	(2,804)	(11,037)
Income tax expense	1,306	1,187	88	2,493	1,044
Net loss	$(1,147)	$(4,150)	$(4,484)	$(5,297)	$(12,081)

Net loss per share, basic and diluted	$(0.03)	$(0.11)	$(0.12)	$(0.14)	$(0.33)

Weighted average common shares used to calculate net loss per share, basic and diluted	37,028	37,606	37,004	37,316	36,989

PDF Solutions® Reports Second Quarter 2022 Results

PDF SOLUTIONS, INC.

RECONCILIATION OF GAAP GROSS MARGIN TO NON-GAAP GROSS MARGIN (UNAUDITED)

(In thousands)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021

GAAP
Total revenues	$34,668	$33,498	$27,419	$68,166	$51,619
Costs of revenues	12,042	11,529	10,785	23,571	21,448
GAAP gross profit	$22,626	$21,969	$16,634	$44,595	$30,171
GAAP gross margin	65%	66%	61%	65%	58%

Non-GAAP
GAAP gross profit	$22,626	$21,969	$16,634	$44,595	$30,171
Adjustments to reconcile GAAP to non-GAAP gross margin:
Stock-based compensation expense	655	728	538	1,383	1,190
Amortization of acquired technology	553	553	536	1,106	1,071
Non-GAAP gross profit	$23,834	$23,250	$17,708	$47,084	$32,432
Non-GAAP gross margin	69%	69%	65%	69%	63%

PDF Solutions® Reports Second Quarter 2022 Results

PDF SOLUTIONS, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME (LOSS) (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021

GAAP net loss	$(1,147)	$(4,150)	$(4,484)	$(5,297)	$(12,081)
Adjustments to reconcile GAAP net loss to non-GAAP net income (loss):
Stock-based compensation expense	3,872	5,553	2,742	9,425	6,111
Amortization of acquired technology	553	553	536	1,106	1,071
Amortization of other acquired intangible assets	314	314	314	628	628
Expenses of arbitration (1)	36	451	558	487	853
Tax impact of valuation allowance for deferred tax assets (2)	664	937	52	1,601	1,218
Non-GAAP net income (loss)	$4,292	$3,658	$(282)	$7,950	$(2,200)

GAAP net loss per diluted share	$(0.03)	$(0.11)	$(0.12)	$(0.14)	$(0.33)
Non-GAAP net income (loss) per diluted share	$0.11	$0.09	$(0.01)	$0.21	$(0.06)

Shares used in net income (loss) per diluted share calculation	37,615	38,580	37,004	38,096	36,989

(1)	Represents expenses related to an arbitration proceeding over a disputed customer contract, which expenses are expected to continue until the arbitration is resolved.

(2)	The Company’s GAAP tax expense is higher compared to the non-GAAP tax expense, primarily due to the GAAP full U.S. federal and state valuation allowances. For example, on a GAAP basis, the Company does not receive a deferred tax benefit for foreign tax credits or R&D credits after valuation allowance. The Company’s non-GAAP tax rate and resulting non-GAAP tax expense is not calculated with a full U.S. federal or state valuation allowance due to the Company’s cumulative Non-GAAP income and management’s conclusion that it is more likely than not to utilize its net deferred tax assets (DTAs). Each reporting period, management evaluates the need for a valuation allowance and may place a valuation allowance against its U.S. net DTA on a non-GAAP basis if it concludes it is more likely than not that it will not be able to utilize some or all of its US DTAs on a non-GAAP basis.